Exhibit 1.2
EXECUTION VERSION
Pricing Agreement

J.P. Morgan Securities LLC
Wells Fargo Securities, LLC
As Representatives of the several
Underwriters named in Schedule I hereto,	September 27, 2011
c/o J.P. Morgan Securities LLC
270 Park Avenue
New York, New York 10017
c/o Wells Fargo Securities, LLC
301 S. College Street
Charlotte, NC 28202
Ladies and Gentlemen:
          Newfield Exploration Company, a Delaware corporation (the “Company”), proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement, dated September 27, 2011 (the “Underwriting Agreement”), to issue and sell to the Underwriters named in Schedule I hereto (the “Underwriters”) the Designated Securities specified in Schedule II hereto (the “Designated Securities”). Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement, except that each representation and warranty which refers to the Prospectus or the Time of Sale Prospectus in Section 2 of the Underwriting Agreement shall be deemed to be a representation or warranty as of the date of the Underwriting Agreement in relation to the Prospectus or the Time of Sale Prospectus (each as therein defined), and also a representation and warranty as of the date of this Pricing Agreement in relation to the Prospectus or the Time of Sale Prospectus, each relating to the Designated Securities which are the subject of this Pricing Agreement. Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined. The Representatives designated to act on behalf of the Representatives and on behalf of each of the Underwriters of the Designated Securities pursuant to Section 13 of the Underwriting Agreement and the address of the Representatives referred to in such Section 13 are set forth in Schedule II hereto.
          An amendment to the Registration Statement, or a supplement to the Prospectus (in preliminary and final form), as the case may be, relating to the Designated Securities, in the form heretofore delivered to you has been and is proposed to be filed with the Commission.

          Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters, on the basis of the representations, warranties and agreements set forth herein and in the Underwriting Agreement, agrees, severally and not jointly, to purchase from the Company, at the time and place and at the purchase price to the Underwriters set forth in Schedule II hereto, the principal amount of Firm Designated Securities set forth opposite the name of such Underwriter in Schedule I hereto.
          If the foregoing is in accordance with your understanding, please sign and return to us 5 counterparts hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters and the Company. It is understood that your acceptance of this letter on behalf of each of the Underwriters is or will be pursuant to the authority set forth in a form of Agreement among Underwriters, the form of which shall be submitted to the Company for examination, upon request, but without warranty on the part of the Representatives as to the authority of the signers thereof.
          No amendment or waiver of any provision of this Agreement, nor any consent or approval to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by the parties hereto.
[Signature page follows]

Very truly yours, Newfield Exploration Company
By:	/s/ Gary D. Packer
	Name:	Gary D. Packer
	Title:	Executive Vice President and Chief Operating Officer

Accepted as of the date hereof:
J.P. Morgan Securities LLC
Wells Fargo Securities, LLC
For themselves and on behalf of the several Underwriters

J.P. Morgan Securities LLC
By:	/s/ Maria Sramek
	Name:	Maria Sramek
	Title:	Executive Director

Wells Fargo Securities, LLC
By:	/s/ Carolyn Hurley
	Name:	Carolyn Hurley
	Title:	Director

Signature Page to Pricing Agreement

SCHEDULE I

Principal Amount of
Designated
Securities
Underwriter	to be Purchased
J.P. Morgan Securities LLC	$318,750,000
Wells Fargo Securities, LLC	262,500,000
Banco Bilbao Vizcaya Argentaria, S.A.	22,500,000
DnB NOR Markets, Inc.	22,500,000
Goldman, Sachs & Co.	22,500,000
Mitsubishi UFJ Securities (USA), Inc.	22,500,000
Tudor, Pickering, Holt & Co. Securities, Inc.	22,500,000
Barclays Capital Inc.	11,250,000
Citigroup Global Markets Inc.	11,250,000
CIBC World Markets Corp.	11,250,000
Mizuho Securities USA Inc.	11,250,000
U.S. Bancorp Investments, Inc.	11,250,000

Total	$750,000,000

SCHEDULE II
Title of Designated Securities:
5 3/4% Senior Notes due 2022
Aggregate Principal Amount:
$750,000,000
Price to Public:
99.956% of the principal amount of the Designated Securities
Underwriting Discount:
0.875% of the principal amount of the Designated Securities
Purchase Price by Underwriters:
99.081% of the principal amount of the Designated Securities
Form of Designated Securities:
Book-entry only form represented by one or more global securities deposited with The Depository Trust Company (“DTC”) or its designated custodian, to be made available for checking by the Representatives at least twenty-four hours prior to the Time of Delivery at the office of DTC or its designated custodian
Specified funds for payment of purchase price:
Federal (same day) funds
Time of Delivery:
10:00 a.m. (New York City time) on September 30, 2011 (T+3)
Indenture:
Indenture dated February 28, 2001, between the Company and U.S. Bank National Association (as successor to Wachovia Bank, National Association, formerly First Union National Bank), as Trustee, as supplemented by the Second Supplemental Indenture to be dated as of September 30, 2011
Maturity:
January 30, 2022

Interest Rate:
5 3/4% per annum
Interest Payment Dates:
January 30 and July 30 of each year commencing on July 30, 2012
Optional Redemption Provisions:
•	Make-whole at Treasuries plus 50 basis points
Sinking Fund Provisions:
No sinking fund provisions
Closing location for delivery of Designated Securities:
Offices of Vinson & Elkins L.L.P., 1001 Fannin, Houston, Texas 77002
Name and Address of Representatives:
J.P. Morgan Securities LLC
270 Park Avenue
New York, New York 10017
Wells Fargo Securities, LLC
301 S. College Street
Charlotte, NC 28202
Attention: Transaction Management
Facsimile: 704-383-9165
Listing of Designated Securities:
     None
Blackout Provisions:
     Until Closing
Underwriter Provided Information:
     The only information provided by the Underwriters and Representatives is (i) the table set forth in the first paragraph, (ii) the fourth paragraph and (iii) the tenth paragraph, each under the caption “Underwriting” in the Prospectus.

The Time of Sale:
     3:20 p.m. (New York City Time) on September 27, 2011.

Time of Sale Prospectus:	1) The preliminary prospectus dated September 27, 2011 relating to the Designated Securities; and

2) The pricing term sheet relating to the Designated Securities filed or to be filed as a free writing prospectus by the Company under Rule 433 of the Securities Act dated September 27, 2011.